BlackBerry Appoints John Wall as President of QNX Division

WATERLOO, ONTARIO – November 17, 2025 – BlackBerry Limited (NYSE: BB; TSX: BB) today announced the appointment of John Wall as President of its market-leading QNX division, effective immediately. Wall will report to BlackBerry CEO, John J. Giamatteo.

Wall, widely recognized as a leading authority in embedded software, has been an integral member of the QNX team since joining in 1993. He has held roles of escalating seniority within the organization, including in product engineering, service delivery and sales, and most recently served as the division’s Chief Operating Officer. Wall has overseen the planning, design and development of QNX’s product portfolio and played a key role in driving its significant growth in automotive and general embedded systems. Wall holds a Bachelor of Engineering degree from Carleton University.

“I’m pleased to announce the appointment of John Wall as President of our QNX business,” said Giamatteo. “John’s experience and strong reputation in the industry position him uniquely to help drive the QNX business forward. As we embark on the next phase of the QNX growth journey, John’s deep knowledge of the product portfolio and the wider embedded software market will ensure we’re well-placed to address the incredible opportunities we have in front of us.”

“I am honored to take this role at QNX at such an exciting time in its journey. We continue to strengthen our position as a leading provider of high-performance, foundational software in the car and beyond,” said Wall. “QNX’s world class team has recently brought to market exciting new products, such as our next-generation SDP 8.0 operating system and significantly expanded our presence in adjacent verticals such as industrial automation and robotics. I’m thrilled to lead the team as we deliver transformative value for our customers worldwide.”

Wall will succeed Mattias Eriksson, who has decided to pursue other opportunities outside of BlackBerry. The BlackBerry Board expresses its thanks to Mattias for his significant contributions and wishes him well for the future. Eriksson will remain as an advisor to the company until December 31 to ensure a smooth transition.

About BlackBerry

BlackBerry (NYSE: BB; TSX: BB) provides enterprises and governments the intelligent software and services that power the world around us. Based in Waterloo, Ontario, the company’s high-performance foundational software enables major automakers and industrial giants alike to unlock transformative applications, drive new revenue streams and launch innovative business models, all without sacrificing safety, security, and reliability. With a deep heritage in Secure Communications, BlackBerry delivers operational resiliency with a comprehensive, highly secure, and extensively certified portfolio for mobile fortification, mission-critical communications, and critical events management.

For more information, visit BlackBerry.com and follow @BlackBerry.

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